EXHIBIT 23.1
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                        Consent of Independent Auditors
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The Board of Directors and Shareholders
Exar Corporation:

We consent to the incorporation by reference in registration statements (Nos. 33-58991 and 33-59071) on Forms S-8 and S-3 of Exar Corporation of our report dated May 3, 1995, except as to Note 13 which is as of June 14, 1995, relating to the consolidated balance sheets of Exar Corporation and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1995, and the related consolidated financial schedules, which report appears in the March 31, 1995, annual report on Form 10-K of Exar Corporation.


KPMG PEAT MARWICK LLP


Palo Alto, California
June 27, 1995